UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015

Citizens Independent Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	333-191004	31-1441050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

188 West Main Street Logan, Ohio 43138 (740) 385-8561
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 385-8561

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02.	Termination of a Material Definitive Agreement.

On October 5, 2015, Citizens Independent Bancorp, Inc.’s wholly-owned subsidiary, The Citizens Bank of Logan (the “Bank”), received notification from the FDIC that the Consent Order previously entered into between the Bank and the FDIC on October 23, 2012 (the “Consent Order”) was terminated as of October 2, 2015. The Bank also received notice that the written agreement dated October 31, 2012 (the “DFI 2012 Agreement”) between the Bank and the Ohio Division of Financial Institutions (“Ohio Division”) was terminated as of October 2, 2015. A press release regarding these terminations was issued by the Bank on October 6, 2015 and is attached as Exhibit 99 and incorporated herein by reference.

The DFI 2012 Agreement and Consent Order were substantially similar and required the Bank to do several things, including to: (i) achieve a Tier I Leverage Capital ratio of 8.5% and Total Risk Based Capital ratio of 11.5% by February 20, 2013, (ii) seek approval from the FDIC prior to paying a dividend, (iii) retain qualified management, including a new chief financial officer, (iv) increase Board participation and add two, new, independent members to the Board, (v) create and submit to the FDIC an expense reimbursement policy, affiliate transactions policy, liquidity plan, interest rate risk plan, plan to reduce loan concentrations, and profit plan, (vi) not extend additional credit to any classified borrowers, (vii) reduce delinquencies and classified assets, (vii) review the adequacy of the Bank’s allowance for loan and lease losses, and (viii) correct deficiencies identified by the FDIC in its examination of the Bank.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press release dated October 6, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS INDEPENDENT BANCORP, INC.
Date: October 7, 2015
	By:	/s/ Daniel C. Fischer
Daniel C. Fischer President and Chief Executive Officer